2016 Annual Shareholders' Meeting of CB Financial Services, Inc.

The holding company of

Community Bank
The Better Business Bank

Barron P. ("Pat") McCune, Jr.

Vice Chairman, President & CEO

Ralph J. Sommers, Jr.

Chairman of the Board of Directors

Barron P. (“Pat”) McCune, Jr.

Vice Chairman, President & CEO

Forward-Looking Statements

This presentation may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act, relating to future trends or factors affecting the banking industry and, specifically, the financial condition and results of operations of CB Financial Services, Inc. (the "Company"). The Company intends for such forward-looking statements to be covered by the safe harbor provisions contained in such Act. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," and similar words and expressions. Forward-looking statements are subject to significant risks and uncertainties. The Company's ability to predict future results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state laws and regulations, actions by competitors, loan delinquency rates, the Company's ability to control costs and expenses, and other factors that may be described in the Company's periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statement except as may be required by applicable law or regulation.

State of the Bank-2015

- **The State of Community Bank is *Strong.***
- **2015 was our best year ever… net income of $8.4 million.**
- **This is a 96% increase over our 2014 net income of $4.3 million.**
- **EPS increased from $1.63 to $2.07, an increase of 27%. Despite the issuance of an additional 1.7 million shares in connection with the merger.**

State of the Bank-2016 Income

- **1st Q 2016 net earnings…$2,045,000**
- **1st Q 2015 net earnings…$2,295,000**
- **A decrease in net earnings of 10.9%**
- **Annualized ROE of 9.36%**
- **Annualized ROA of 0.98%**
- **EPS for 1st Q 2016…$0.50**
- **EPS for 1st Q 2015…$0.56**
- **A decrease in EPS of $0.06 or 10.5%**

State of the Bank- 2016 Allowance for Loan Losses

- **At March 31, 2015, allowance for loan losses was .79% of total loans**
- **At March 31, 2016, allowance for loan losses was 1.02% of total loans**
- **Since September 30, 2015, we have accrued $1,880,000 in the allowance for loan losses**
- **Merger eliminated FFSB allowance for loan losses and replaced it with a $4,511,000 credit mark applicable to FFSB loans**
- **As of March 31, 2016, credit mark was $2,805,000**
- **As of March, 31, 2016, combined allowance for loan losses and credit mark were at 1.43% of total loans**

State of the Bank
Delinquent and Non-Accrual Loans

Quarter	Delinquent and Non-Accrual %	Delinquent and Non-Accrual Loans	Total Loans
6/30/2014	0.95%	$6,421,000	$675,020,000
9/30/2014	1.01%	$6,929,000	$687,798,000
12/31/2014	1.16%	$7,935,000	$685,645,000
3/31/2015	1.21%	$7,979,000	$660,151,983
6/30/2015	1.06%	$6,989,823	$658,331,067
9/30/2015	1.27%	$8,397,913	$662,442,630
12/31/2015	1.64%	$11,111,448	$678,761,989
3/31/2016	0.81%	$5,501,519	$677,707,468

State of the Bank 2016-OREO

- **In the 4th Quarter of 2015, we partially charged down two large commercial loans and took a loan loss provision of $1,030,000.**
- **In the 1st Quarter of 2016, we marked two properties to fair value and recorded a decrease to OREO expense of $566,000.**
- **One property has been moved to fixed assets at a value above the outstanding loan amount**
- **The other property sold for the original loan value**

State of the Bank-2016 Capital

- **Stated Book Value/Share grew from $21.29 at December 31, 2015 to $21.66 at March 31, 2016 … an increase of 1.7%**
- **Stockholders' Equity increased $1.5MM or 1.7% to $88.4MM**

State of the Bank-2016 Cultural

- **Through our "Community Bank Cares" program, we have now donated approximately $94,400 to 375 Charities and Churches selected by our customers.**
- **Community Bank's Wellness Walking Campaign is off to a wonderful start. 98 employees are participating. Through the first six weeks, our employees have logged nearly 3,957 miles.**

State of the Bank-2016 Cultural

Community Bank was recently recognized by American Banker Magazine as being among the "Top 200 Community Banks" nationwide. American Banker each year ranks all publicly traded banks under $2 Billion in assets by comparing a three year average of "Return on Equity". This year, Community Bank ranked 162nd out of the 684 eligible banks. Last year, Community Bank ranked 166th.

Patrick G. O'Brien

Senior Executive Vice President & COO

Value Creation
- One year later

- Stockholders: (Formerly FFCO, now CBFV)
  - 1,000 shares of FFCO valued at $20,060 on 4/13/14, the day before the merger was announced, converted to 1,159 shares of CBFV at merger and was valued at $26,564 on 12/31/15. A return of over 32% in less than 2 years.
  - Combined with $1.06 in cumulative dividends paid since merger, provides for a total return of over 38% in less than 2 years.
- Customers
  - Increased lending limits: Commercial clients both existing and new have enjoyed the ability to borrow larger amounts.
  - Investments in technology: More sophisticated Internet Banking and Cash Management products have allowed greater access and efficiency.
- Employees
  - Numerous internal promotions since the merger.
  - Executive, Senior, Vice and Assistant Vice President promotions.
- Communities
  - Over $48 million lent in Mortgage Loans promoting home ownership.
  - Over $180 million lent in Commercial Loans enhancing the business environment ,creating and retaining jobs.